Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210284

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	$103,500,000	$12,886

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement on Form F-3 (Registration No. 333-210284) filed by Scorpio Tankers Inc., effective March 18, 2016.
(2)	Includes an additional $13,500,000 of shares of common stock that the underwriters have an option to purchase, based on the offering price of $3.00 per share.
(3)	Calculated in accordance with Rule 457(r) and is made in accordance with Rule 456(b) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 18, 2016)

30,000,000 Common Shares

Scorpio Tankers Inc.

Scorpio Tankers Inc. is offering 30,000,000 of its common shares pursuant to this prospectus supplement. Scorpio Services Holding Limited has agreed to purchase 6,666,700 common shares at the public offering price.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “STNG.” On November 27, 2017, the last reported sale price of our common shares on the NYSE was $3.31 per share.

Investing in our common shares involves risks. You should carefully consider each of the factors described under “Risk Factors ” beginning on page S-11 of this prospectus supplement, on page 4 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common shares.

Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $3.00 PER SHARE

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Company (Before Expenses) (1)
Per Share	$3.00	$0.126	$2.874
Total	$90,000,000	$2,939,996	$87,060,004

(1)	The underwriters will not receive any underwriting discount and commission on any common shares sold to Scorpio Services Holding Limited.

We have granted to the underwriters an option for a period of 30 days to purchase up to 4,500,000 additional common shares from us on the same terms and conditions as set forth above. If the underwriters exercise the option in full, the total underwriting discounts will be $3,506,996, and the total proceeds to us, before expenses, will be $99,993,004.

The underwriters are offering the common shares as set forth in the section of this prospectus supplement entitled “Underwriting.” Delivery of the common shares will be made on or about December 1, 2017.

Lead Underwriter & Bookrunner

Clarksons Platou Securities

Joint Lead Managers & Bookrunners

BTIG	Pareto Securities

Co-Managers

Seaport Global Securities	Fearnley Securities

ABN AMRO	SEB	BNP PARIBAS	ING

Prospectus Supplement dated November 29, 2017

Prospectus Supplement

Base Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Commission utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. We have a fiscal year end of December 31.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This document and the documents incorporated by reference herein and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “will,” “would,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements in this document and the documents incorporated by reference herein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated into each by reference, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies and currencies;

•	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

•	the cost of our Newbuilding Program (defined later) and the delivery and performance of our newbuilding vessels;

•	availability of financing and refinancing;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	vessels breakdowns and instances of off-hires;

•	competition within our industry;

•	the supply of and demand for vessels comparable to ours;

•	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;

•	delays and cost overruns in construction projects;

•	our level of indebtedness;

S-iii

•	our ability to obtain financing and comply with the restrictive and other covenants in our financing arrangements;

•	our need for cash to meet our debt service obligations;

•	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

•	our ability to successfully identify, consummate, integrate, and realize the expected benefits from acquisitions;

•	availability of skilled workers and the related labor costs;

•	compliance with, and liabilities under, governmental, tax, environmental and safety regulation;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

•	general economic conditions and conditions in the oil and natural gas industry;

•	effects of new products and new technology in our industry;

•	the failure of counterparties to fully perform their contracts with us;

•	our dependence on key personnel;

•	adequacy of our insurance coverage;

•	our ability to obtain indemnities from customers;

•	changes in laws, treaties or regulations applicable to us;

•	the volatility of the price of our common shares;

•	other important factors described in “Risk Factors” beginning on page S-11 and the documents incorporated by reference in this prospectus supplement; and

•	other important factors described from time to time in the reports we file and furnish with the Commission.

These factors and the other risk factors described in this prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference into each, are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus supplement entitled “Risk Factors.”

S-iv

SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus, including the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 4 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017.

When used in this prospectus supplement, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and/or one or more of its subsidiaries, as the context requires. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries. The financial information of Scorpio Tankers included or incorporated by reference into this prospectus supplement represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars and our financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with IFRS. As used in this prospectus supplement, “HMD” refers to Hyundai Mipo Dockyard Co. Ltd. of South Korea.

The term “Scorpio Group Pools” refers to the spot market-oriented pools of similarly sized vessels which are operated by companies affiliated with us.

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to 4,500,000 additional common shares is not exercised.

OUR COMPANY

We provide seaborne transportation of refined petroleum products worldwide. As of November 24, 2017, our fleet consisted of 107 wholly-owned or financed leased tankers (38 LR2 tankers, 12 LR1 tankers, 43 MR tankers and 14 Handymax tankers) with a weighted average age of approximately 2.3 years, and 19 time or bareboat chartered-in tankers (nine Handymax tankers, nine MR tankers and one LR2 tanker), which we refer to collectively as our Operating Fleet. In addition, as of the same date, we had contracts for the construction of two newbuilding MR product tankers, which we refer to as our Newbuilding Program, one of which is expected to be delivered to us before the end of 2017 and the other is expected to be delivered to us during the first quarter of 2018.

Recent and Other Developments

Merger with Navig8 Product Tankers Inc

In May 2017, we entered into definitive agreements to acquire Navig8 Product Tankers Inc, or NPTI, including its fleet of 12 LR1 and 15 LR2 product tankers, which we refer to as the “Merger.” Part of the business was acquired in June 2017 when we acquired four of NPTI’s subsidiaries that owned four LR1 product tankers for a $42.2 million cash payment, and the other part of the business was acquired in September 2017 when the Merger closed, for 55 million common shares of the Company and the assumption of NPTI’s debt.

Declaration of Dividend

On November 14, 2017, our Board of Directors declared a quarterly cash dividend of $0.01 per share, payable on or about December 28, 2017 to all shareholders as of December 13, 2017.

Fleet and Financing Updates

Time Charter-in Update

In November 2017, we extended the time charter-in agreement for an MR product tanker that is currently time chartered-in for an additional six months at $13,250 per day effective December 2017. We also have an option to extend the charter for an additional year at $14,500 per day.

In November 2017, we extended the time charter-in agreement for a LR2 product tanker that is currently time chartered-in for an additional six months at $15,750 per day effective January 2018.

Finance Lease Agreements

In September 2017, we entered into finance lease agreements for five 2012-built MR product tankers (STI Amber, STI Topaz, STI Ruby, STI Garnet and STI Onyx) with an unaffiliated third party. The financing for three of the vessels closed in September 2017, and the financing for the remaining two vessels closed in October 2017 and November 2017. Each agreement is for a fixed term of seven years at a bareboat rate of $9,025 per vessel per day, and we have three consecutive one-year options to extend each charter beyond the initial term. We also have the option to purchase these vessels beginning at the end of the fifth year of the agreements through the end of the tenth year of the agreements. A deposit of $5.1 million per vessel was retained by the buyers and will either be applied to the purchase price of the vessel if we exercise a purchase option, or refunded to us at the expiration of the agreement (as applicable).

Newbuilding Vessel Deliveries

We took delivery of STI Leblon, STI La Boca, STI San Telmo and STI Donald C Trauscht, four MR product tankers that were under construction, from HMD. STI Leblon and STI La Boca were delivered to us in July 2017, STI San Telmo was delivered to us in September 2017, and STI Donald C Trauscht was delivered to us in October 2017. As part of these deliveries, we drew down $21.0 million, $21.0 million, $20.6 million and $20.7 million in June, July, September and October 2017, respectively, from our 2017 Credit Facility to partially finance the purchase of these vessels.

Unsecured Senior Notes due 2017

In October 2017, our 7.50% Unsecured Senior Notes due 2017, which had an outstanding balance of $45.5 million, matured and were repaid in full.

Fleet Information

The following table sets forth certain information regarding our Operating Fleet and our Newbuilding Program as of November 24, 2017:

Our Operating Fleet

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type
	Owned or finance leased vessels
1	STI Brixton	2014	38,734	1A	SHTP (1)	Handymax
2	STI Comandante	2014	38,734	1A	SHTP (1)	Handymax
3	STI Pimlico	2014	38,734	1A	Time Charter (6)	Handymax
4	STI Hackney	2014	38,734	1A	SHTP (1)	Handymax

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type
5	STI Acton	2014	38,734	1A	SHTP (1)	Handymax
6	STI Fulham	2014	38,734	1A	SHTP (1)	Handymax
7	STI Camden	2014	38,734	1A	SHTP (1)	Handymax
8	STI Battersea	2014	38,734	1A	SHTP (1)	Handymax
9	STI Wembley	2014	38,734	1A	SHTP (1)	Handymax
10	STI Finchley	2014	38,734	1A	SHTP (1)	Handymax
11	STI Clapham	2014	38,734	1A	SHTP (1)	Handymax
12	STI Poplar	2014	38,734	1A	Time Charter (6)	Handymax
13	STI Hammersmith	2015	38,734	1A	SHTP (1)	Handymax
14	STI Rotherhithe	2015	38,734	1A	SHTP (1)	Handymax
15	STI Amber	2012	49,990	—	SMRP (2)	MR
16	STI Topaz	2012	49,990	—	SMRP (2)	MR
17	STI Ruby	2012	49,990	—	SMRP (2)	MR
18	STI Garnet	2012	49,990	—	SMRP (2)	MR
19	STI Onyx	2012	49,990	—	SMRP (2)	MR
20	STI Fontvieille	2013	49,990	—	SMRP (2)	MR
21	STI Ville	2013	49,990	—	SMRP (2)	MR
22	STI Duchessa	2014	49,990	—	SMRP (2)	MR
23	STI Opera	2014	49,990	—	SMRP (2)	MR
24	STI Texas City	2014	49,990	—	SMRP (2)	MR
25	STI Meraux	2014	49,990	—	SMRP (2)	MR
26	STI San Antonio	2014	49,990	—	SMRP (2)	MR
27	STI Venere	2014	49,990	—	SMRP (2)	MR
28	STI Virtus	2014	49,990	—	SMRP (2)	MR
29	STI Aqua	2014	49,990	—	SMRP (2)	MR
30	STI Dama	2014	49,990	—	SMRP (2)	MR
31	STI Benicia	2014	49,990	—	SMRP (2)	MR
32	STI Regina	2014	49,990	—	SMRP (2)	MR
33	STI St. Charles	2014	49,990	—	SMRP (2)	MR
34	STI Mayfair	2014	49,990	—	SMRP (2)	MR
35	STI Yorkville	2014	49,990	—	SMRP (2)	MR
36	STI Milwaukee	2014	49,990	—	SMRP (2)	MR
37	STI Battery	2014	49,990	—	SMRP (2)	MR
38	STI Soho	2014	49,990	—	SMRP (2)	MR
39	STI Memphis	2014	49,995	—	SMRP (2)	MR
40	STI Tribeca	2015	49,990	—	SMRP (2)	MR
41	STI Gramercy	2015	49,990	—	SMRP (2)	MR
42	STI Bronx	2015	49,990	—	SMRP (2)	MR
43	STI Pontiac	2015	49,990	—	SMRP (2)	MR
44	STI Manhattan	2015	49,990	—	SMRP (2)	MR
45	STI Queens	2015	49,990	—	SMRP (2)	MR
46	STI Osceola	2015	49,990	—	SMRP (2)	MR
47	STI Notting Hill	2015	49,687	1B	Time Charter (7)	MR
48	STI Seneca	2015	49,990	—	SMRP (2)	MR
49	STI Westminster	2015	49,687	1B	Time Charter (7)	MR
50	STI Brooklyn	2015	49,990	—	SMRP (2)	MR
51	STI Black Hawk	2015	49,990	—	SMRP (2)	MR
52	STI Galata	2017	49,990	—	SMRP (2)	MR
53	STI Bosphorus	2017	49,990	—	SMRP (2)	MR

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type
54	STI Leblon	2017	49,990	—	SMRP (2)	MR
55	STI La Boca	2017	49,990	—	SMRP (2)	MR
56	STI San Telmo	2017	49,990	1B	Spot (8)	MR
57	STI Donald C Trauscht	2017	49,990	1B	Spot (8)	MR
58	STI Excel	2015	74,000	—	SLR1P (3)	LR1
59	STI Excelsior	2016	74,000	—	SLR1P (3)	LR1
60	STI Expedite	2016	74,000	—	SLR1P (3)	LR1
61	STI Exceed	2016	74,000	—	SLR1P (3)	LR1
62	STI Executive	2016	74,000	—	SLR1P (3)	LR1
63	STI Excellence	2016	74,000	—	SLR1P (3)	LR1
64	STI Experience	2016	74,000	—	SLR1P (3)	LR1
65	STI Express	2016	74,000	—	SLR1P (3)	LR1
66	STI Precision	2016	74,000	—	SLR1P (3)	LR1
67	STI Prestige	2016	74,000	—	SLR1P (3)	LR1
68	STI Pride	2016	74,000	—	SLR1P (3)	LR1
69	STI Providence	2016	74,000	—	SLR1P (3)	LR1
70	STI Elysees	2014	109,999	—	SLR2P (4)	LR2
71	STI Madison	2014	109,999	—	SLR2P (4)	LR2
72	STI Park	2014	109,999	—	SLR2P (4)	LR2
73	STI Orchard	2014	109,999	—	SLR2P (4)	LR2
74	STI Sloane	2014	109,999	—	SLR2P (4)	LR2
75	STI Broadway	2014	109,999	—	SLR2P (4)	LR2
76	STI Condotti	2014	109,999	—	SLR2P (4)	LR2
77	STI Rose	2015	109,999	—	Time Charter (9)	LR2
78	STI Veneto	2015	109,999	—	SLR2P (4)	LR2
79	STI Alexis	2015	109,999	—	SLR2P (4)	LR2
80	STI Winnie	2015	109,999	—	SLR2P (4)	LR2
81	STI Oxford	2015	109,999	—	SLR2P (4)	LR2
82	STI Lauren	2015	109,999	—	SLR2P (4)	LR2
83	STI Connaught	2015	109,999	—	SLR2P (4)	LR2
84	STI Spiga	2015	109,999	—	SLR2P (4)	LR2
85	STI Savile Row	2015	109,999	—	SLR2P (4)	LR2
86	STI Kingsway	2015	109,999	—	SLR2P (4)	LR2
87	STI Carnaby	2015	109,999	—	SLR2P (4)	LR2
88	STI Solidarity	2015	109,999	—	SLR2P (4)	LR2
89	STI Lombard	2015	109,999	—	SLR2P (4)	LR2
90	STI Grace	2016	109,999	—	SLR2P (4)	LR2
91	STI Jermyn	2016	109,999	—	SLR2P (4)	LR2
92	STI Sanctity	2016	109,999	—	SLR2P (4)	LR2
93	STI Solace	2016	109,999	—	SLR2P (4)	LR2
94	STI Stability	2016	109,999	—	SLR2P (4)	LR2
95	STI Steadfast	2016	109,999	—	SLR2P (4)	LR2
96	STI Supreme	2016	109,999	—	SAPC (5)	LR2
97	STI Symphony	2016	109,999	—	SAPC (5)	LR2
98	STI Selatar	2017	109,999	—	SLR2P (4)	LR2
99	STI Rambla	2017	109,999	—	SLR2P (4)	LR2
100	STI Gallantry	2016	113,000	—	SLR2P (4)	LR2
101	STI Goal	2016	113,000	—	SLR2P (4)	LR2
102	STI Nautilus	2016	113,000	—	SLR2P (4)	LR2

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type
103	STI Guard	2016	113,000	—	SLR2P (4)	LR2
104	STI Guide	2016	113,000	—	SLR2P (4)	LR2
105	STI Gauntlet	2017	113,000	—	SLR2P (4)	LR2
106	STI Gladiator	2017	113,000	—	SLR2P (4)	LR2
107	STI Gratitude	2017	113,000	—	SLR2P (4)	LR2

	Total owned or finance leased DWT		7,783,215

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Charter type	Daily Base Rate	Expiry (10)
	Time or bareboat chartered-in vessels
108	Kraslava	2007	37,258	1B	SHTP (1)	Handymax	Time charter	$11,250	13-May-18	(11)
109	Krisjanis Valdemars	2007	37,266	1B	SHTP (1)	Handymax	Time charter	$11,250	13-Mar-18	(11)
110	Silent	2007	37,847	1A	SHTP (1)	Handymax	Bareboat	$7,500	31-Mar-19	(12)
111	Single	2007	37,847	1A	SHTP (1)	Handymax	Bareboat	$7,500	31-Mar-19	(12)
112	Star I	2007	37,847	1A	SHTP (1)	Handymax	Bareboat	$7,500	31-Mar-19	(12)
113	Sky	2007	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,000	31-Mar-19	(12)
114	Steel	2008	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,000	31-Mar-19	(12)
115	Stone I	2008	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,000	31-Mar-19	(12)
116	Style	2008	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,000	31-Mar-19	(12)
117	STI Beryl	2013	49,990	—	SMRP (2)	MR	Bareboat	$8,800	18-Apr-25	(13)
118	STI Le Rocher	2013	49,990	—	SMRP (2)	MR	Bareboat	$8,800	21-Apr-25	(13)
119	STI Larvotto	2013	49,990	—	SMRP (2)	MR	Bareboat	$8,800	28-Apr-25	(13)
120	Vukovar	2015	49,990	—	SMRP (2)	MR	Time charter	$17,034	01-May-18
121	Zefyros	2013	49,999	—	SMRP (2)	MR	Time charter	$13,000	08-Jun-18	(14)
122	Gan-Trust	2013	51,561	—	SMRP (2)	MR	Time charter	$13,050	06-Jan-18	(15)
123	CPO New Zealand	2011	51,717	—	SMRP (2)	MR	Time charter	$15,250	12-Sep-18	(16)
124	CPO Australia	2011	51,763	—	SMRP (2)	MR	Time charter	$15,250	01-Sep-18	(16)
125	Ance	2006	52,622	—	SMRP (2)	MR	Time charter	$13,500	12-Oct-18	(17)
126	Densa Crocodile	2015	105,408	—	SLR2P (3)	LR2	Time charter	$14,750	06-Jul-18	(18)

	Total bareboat or time chartered-in DWT		902,483

Newbuildings currently under construction

	Vessel Name	Yard		DWT	Vessel type
127	Hull 2607—TBN STI Esles II	HMD	(19)	52,000	MR
128	Hull 2608—TBN STI Jardins	HMD	(19)	52,000	MR

	Total newbuilding product tankers DWT			104,000

	Total Fleet DWT			8,789,698

(1)	This vessel operates in the Scorpio Handymax Tanker Pool, or SHTP. SHTP is a Scorpio Group Pool operated by Scorpio Commercial Management, or SCM. SHTP and SCM are related parties to the Company.
(2)	This vessel operates in the Scorpio MR Pool, or SMRP. SMRP is a Scorpio Group Pool operated by SCM. SMRP and SCM are related parties to the Company.
(3)	This vessel operates in the Scorpio LR1 Pool, or SLR1P. SLR1P is a Scorpio Group Pool operated by SCM. SLR1P and SCM are related parties to the Company.
(4)	This vessel operates in or is expected to operate in the Scorpio LR2 Pool, or SLR2P. SLR2P is a Scorpio Group Pool operated by SCM. SLR2P and SCM are related parties to the Company.
(5)	This vessel operates in the Scorpio Aframax Pool, or SAPC. SAPC is a Scorpio Group Pool operated by SCM. SAPC and SCM are related parties to the Company.
(6)	This vessel is currently time chartered-out to an unrelated third-party for three years at $18,000 per day. This time charter is scheduled to expire in January 2019.
(7)	This vessel is currently time chartered-out to an unrelated third-party for three years at $20,500 per day. This time charter is scheduled to expire in December 2018.
(8)	This vessel is currently employed under a short-term time charter-out agreement with an unrelated third party, following which this vessel is expected to enter the SMRP. We consider short-term time charters (less than one year) as spot market voyages.
(9)	This vessel is currently time chartered-out to an unrelated third-party for three years at $28,000 per day. This time charter is scheduled to expire in February 2019.
(10)	Redelivery from the charterer is plus or minus 30 days from the expiry date.
(11)	We have an option to extend the charter for an additional year at $13,250 per day.
(12)	This agreement includes a purchase option which can be exercised through December 31, 2018. If the purchase option is not exercised, the bareboat-in agreement will expire on March 31, 2019.
(13)	In April 2017, we sold and leased back this vessel, on a bareboat basis, for a period of up to eight years for $8,800 per day. The sales price was $29.0 million and we have the option to purchase this vessel beginning at the end of the fifth year of the agreement through the end of the eighth year of the agreement, at market based prices. Additionally, a deposit of $4.35 million was retained by the buyer and will either be applied to the purchase price of the vessel if a purchase option is exercised, or refunded to us at the expiration of the agreement.
(14)	In November 2017, we declared the option to extend this charter for an additional six months at $13,250 per day effective December 2017. We have an option to extend the charter for an additional year at $14,500 per day.
(15)	We have an option to extend the charter for an additional year at $15,000 per day.
(16)	We have an option to extend the charter for an additional year at $16,000 per day.
(17)	In August 2017, we entered into a new time charter-in agreement for one year at $13,500 per day. We have an option to extend the charter for an additional year at $15,000 per day.
(18)	In November 2017, we declared the option to extend this charter for an additional six months at $15,750 per day effective January 2018.
(19)	These newbuilding vessels are being constructed at HMD. One vessel is expected to be delivered before the end of 2017 and one vessel is expected to be delivered in the first quarter of 2018.

Our Chartering Strategy

Generally, we operate our vessels in commercial pools, on time charters or in the spot market.

Commercial Pools

To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners of similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. Pools negotiate charters with customers primarily in the spot market, but may also arrange time charter agreements. The size and scope of these pools enable them to enhance utilization rates for pool vessels by securing backhaul voyages and contracts of affreightment, or COAs, thus generating higher effective time charter equivalent, or TCE, revenues than otherwise might be obtainable in the spot market. As of November 24, 2017, 100 of the vessels in our Operating Fleet operate in, or are expected to operate in, one of the Scorpio Group Pools.

Time Charters

Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to enter our vessels into time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit if the spot market increases. As of November 24, 2017, five of the vessels in our Operating Fleet are employed under long-term time charters (with initial terms of one year or greater).

Spot Market

A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable, but may enable us to capture increased profit margins during periods of improvements in tanker rates. We also consider short-term time charters (with initial terms of less than one year) as spot market voyages. As of November 24, 2017, two of the vessels in our Operating Fleet were operating directly in the spot market under short-term time charter-out agreements with an unrelated third party. These vessels are expected to enter the SMRP at the conclusion of these contracts.

Management of Our Fleet

Our vessels are commercially managed by Scorpio Commercial Management S.A.M., or SCM, and technically managed by Scorpio Ship Management S.A.M., or SSM, each a related party of us and a member of the Scorpio group of companies, or the Scorpio Group, pursuant to an Amended and Restated Master Agreement. The Amended and Restated Master Agreement may be terminated by either party upon 24 months’ notice, unless terminated earlier in accordance with the provisions thereof. In the event of the sale of one or more vessels, a notice period of three months and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change in control, including a sale of all or substantially all of our vessels, in which case a payment equal to 24 months of management fees will apply. We expect that additional vessels we acquire in the future will also be managed under the Amended and Restated Master Agreement or on substantially similar terms.

In addition, Scorpio Services Holding Limited, or SSH, a related party of us and a member of the Scorpio Group, provides us with certain administrative services pursuant to an Amended Administrative Services Agreement, which may be terminated by us upon two years notice.

Our arrangements with SCM, SSM and SSH are described in further detail below.

Commercial Management. SCM’s services include securing employment, in the spot market and on time charters, for our vessels. SCM also manages the Scorpio Group Pools. When our vessels are operating in one of the Scorpio Group Pools, SCM, the pool manager, charges fees of $300 per vessel per day with respect to our LR1/Panamax and Aframax vessels, $250 per vessel per day with respect to our LR2 vessels, and $325 per vessel per day with respect to each of our Handymax and MR vessels, plus 1.50% commission on gross revenues per charter fixture. These are the same fees that SCM charges other vessel owners in these pools, including third-party owned vessels. For commercial management of our vessels that are not operating in any of the Scorpio Group Pools, we pay SCM a fee of $250 per vessel per day for each LR1/Panamax and LR2/Aframax vessel and $300 per vessel per day for each Handymax and MR vessel, plus 1.25% commission on gross revenues per charter fixture.

Technical Management. SSM’s services include day-to-day vessel operations, performing general maintenance, monitoring regulatory and classification society compliance, customer vetting procedures, supervising the maintenance and general efficiency of vessels, arranging the hiring of qualified officers and crew, arranging and supervising drydocking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. We currently pay SSM $685 per vessel per day to provide technical management services for each of our vessels. This fee is based on contracted rates that were the same as those charged to other, third party vessels managed by SSM at the time the management agreements were entered into.

Administrative Services. SSH’s administrative services include the provision of administrative staff and office space, and administrative services, including accounting, legal compliance, financial and information technology services. We reimburse SSH for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio Group. Further, SSH has agreed, on behalf of itself and other members of the Scorpio Group, that it will not directly own product or crude tankers ranging in size from 35,000 dwt to 200,000 dwt.

Our Relationship with Scorpio Group and its Affiliates

We believe that one of our principal strengths is our relationship with the Scorpio Group. Our vessel operations are managed under the supervision of our board of directors, by our management team and by members of the Scorpio Group, including SCM and SSM. Our relationship with the Scorpio Group provides access to the Scorpio Group’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe allows us to compete more effectively and operate our vessels on a cost efficient basis. We can provide no assurance, however, that we will realize any benefits from our relationship with the Scorpio Group.

The Scorpio Group is owned and controlled by the Lolli-Ghetti family, of which Messrs. Emanuele Lauro, our Founder, Chairman and Chief Executive Officer, and Filippo Lauro, our Vice President, are members. In addition, all of our executive officers serve in similar management positions in certain other companies within the Scorpio Group, and Mr. Emanuele Lauro and Mr. Robert Bugbee, our Chief Executive Officer and President, respectively, and other members of our senior management have minority equity interests in SSH, a member of the Scorpio Group and the company that provides us with certain administrative services.

These responsibilities and relationships could create conflicts of interest between us, on the one hand, and SCM, SSM, SSH, or other Scorpio Group companies, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operation of the vessels in our fleet versus vessels managed by other members of the Scorpio Group. For example, SCM and SSM, our commercial manager and technical manager, respectively, may give preferential treatment to vessels that are time chartered-in by related parties because Messrs. Lauro and members of their family may receive greater economic benefits. As a result of these conflicts, such Scorpio Group companies, who have limited contractual duties, may favor their own or other owner’s interests over our interests. These conflicts may have unfavorable results for us and our shareholders.

THE OFFERING

The Issuer	Scorpio Tankers Inc., a Marshall Islands corporation

Common Shares Currently Outstanding	281,095,745(1)

Common Shares to be Offered by us	30,000,000 (or 34,500,000 common shares, assuming full exercise of the underwriters’ option to purchase additional shares)(1)

Common Shares to be Outstanding

Immediately After This Offering	311,095,745 (or 315,595,745 common shares, assuming full exercise of the underwriters’ option to purchase additional shares)(1)

NYSE Symbol	“STNG”

Use of Proceeds	We estimate that we will receive net proceeds of approximately $86.6 million from this offering assuming the underwriters’ option to purchase additional shares is not exercised, and approximately $99.5 million if the underwriters’ option to purchase additional shares is exercised in full, in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering of our common shares to strengthen our balance sheet and for general corporate purposes.

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 4 of the accompanying base prospectus in our Registration Statement on Form F-3, effective March 18, 2016, in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying base prospectus.

(1)	Excludes 49,980,592 shares held as treasury shares.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

The unaudited pro forma condensed combined financial information of Scorpio Tankers and NPTI incorporated by reference herein is presented for illustrative purposes only and may not be indicative of our results of operations or financial condition following the Merger.

The unaudited pro forma condensed consolidated financial information incorporated by reference in this prospectus supplement has been prepared using the consolidated historical financial statements of Scorpio Tankers and NPTI, is presented for illustrative purposes only and should not be considered to be an indication of our results of operations or financial condition following the Merger. In addition, the pro forma combined financial information incorporated by reference in this prospectus supplement is based in part on certain assumptions at that time regarding the Merger. These assumptions may not prove to be accurate, and other factors may affect our results of operations or financial condition following the Merger. Accordingly, the historical and pro forma financial information incorporated by reference in this prospectus supplement does not necessarily represent our results of operations and financial condition had Scorpio Tankers and NPTI operated as a combined entity during the period presented, or of our results of operations and financial condition following completion of the Merger. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered following mergers.

We may not realize all of the anticipated benefits of our recent Merger with NPTI.

There is a risk that some or all of the expected benefits of our recent Merger with NPTI may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, many of which are beyond our control, including but not limited to the strength or weakness of the economy and competitive factors in the areas where we do business, the effects of competition in the markets in which we operate, and the impact of changes in the laws and regulations regulating the seaborne transportation or refined petroleum products industries or affecting domestic or foreign operations. The challenge of coordinating previously separate businesses makes evaluating our business and future financial prospects following the Merger difficult. Our ability to realize anticipated benefits and cost savings will depend, in part, on our ability to successfully integrate the operations of both companies in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies, and that does not materially disrupt existing relationships nor result in decreased revenues or dividends. The past financial performance of each of Scorpio Tankers and NPTI may not be indicative of their future financial performance. Realization of the anticipated benefits of the Merger will depend, in part, on our ability to successfully integrate our business. We have devoted, and expect to continue to devote, significant management attention and resources to integrating business practices and support functions. The diversion of management’s attention and any delays or difficulties encountered in connection with the Merger and the coordination of the two companies’ operations could have an adverse effect on our business, financial results, financial condition or our share price. The coordination process may also result in additional and unforeseen expenses.

Failure to realize all of the anticipated benefits of the Merger may impact our financial performance, the price of our common shares and our ability to pay dividends on its common shares. The declaration of dividends by us is subject to the discretion of our board of directors.

The price of our common shares after this offering may be volatile.

The price of our common shares may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the crude tanker and product tanker industries;

•	market conditions in the crude tanker and product tanker industries;

•	changes in government regulation;

•	the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors; and

•	the general state of the securities market.

The seaborne transportation industry has been highly unpredictable and volatile. The market for our common shares in this industry may be equally volatile. Consequently, you may not be able to sell the common shares at prices equal to or greater than those paid by you in this offering.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $86.6 million from this offering assuming the underwriters’ option to purchase additional shares is not exercised, and approximately $99.5 million if the underwriters’ option to purchase additional shares is exercised in full, in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering of our common shares to strengthen our balance sheet and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2017, on:

•	an actual basis;

•	an as adjusted basis to give effect to the following:

•	payments totaling $30.7 million related to installment payments under our Newbuilding Program, which includes $23.4 million for the final installment payment on STI Donald C Trauscht, an MR product tanker that was delivered to us from HMD in October 2017;

•	a debt drawdown of $20.7 million from our 2017 Credit Facility in October 2017 to partially finance the purchase of STI Donald C Trauscht;

•	net proceeds of $22.0 million from the October 2017 closing of the finance lease arrangement for STI Onyx;

•	repayments of $18.2 million on our secured credit facilities consisting of (i) $13.8 million on our HSH Credit Facility in connection with the October 2017 closing of the finance lease for STI Onyx, and (ii) $4.4 million of scheduled principal payments;

•	scheduled repayments of $6.8 million on our lease financing arrangements; and

•	the repayment of $45.5 million of our 7.50% Senior Unsecured Notes due 2017 which matured in October 2017; and

•	an as further adjusted basis to (i) give effect to net proceeds of $86.6 million from this offering (assuming the underwriters’ option to purchase additional shares is not exercised) and (ii) net proceeds of $22.0 million from the November 2017 closing of the finance lease arrangement for STI Amber offset by the corresponding repayment of $14.9 million on our 2016 Credit Facility.

There have been no other material adjustments to our capitalization since September 30, 2017, as so adjusted.

You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds” as well as the consolidated financial statements and related notes for the year ended December 31, 2016, filed with the Commission on March 16, 2017, and our Report on Form 6-K containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited consolidated financial statements and related notes thereto for the nine months ended September 30, 2017, filed with the Commission on November 28, 2017, each of which is incorporated by reference herein.

	As of September 30, 2017
In thousands of U.S. dollars	Actual	As adjusted	As further adjusted
Cash	$197,368	$138,935 (2)	$232,635 (2)

Current debt:
Current portion of long term debt (1)	179,226	129,616	128,039
Finance lease liability	45,845	42,351	45,627

Non-current debt:
Long term debt (1)	1,943,921	1,950,557	1,937,259
Finance lease liability	639,775	658,687	677,600

Total debt	$2,808,767	$2,781,211	2,788,525

Shareholders’ equity:
Share capital	3,308	3,308	3,608
Additional paid in capital	2,180,886	2,180,886	2,267,196
Treasury shares	(443,816)	(443,816)	(443,816)
Accumulated deficit	(116,730)	(116,730)	(116,730)

Total shareholders’ equity	$1,623,648	$1,623,648	1,710,258

Total capitalization	$4,432,415	$4,404,859	4,498,783

(1)	The current portion at September 30, 2017 was net of unamortized deferred financing fees of $2.9 million and the non-current portion was net of unamortized deferred financing fees of $35.7 million. Debt, as adjusted, does not reflect (i) deferred financing fee activity from October 1, 2017 through November 24, 2017 which is estimated to be $1.4 million and includes (i) estimated additions of $0.8 million as a result of the aforementioned drawdown on the 2017 Credit Facility offset by (ii) estimated write-offs of $0.2 million as a result of the repayment of the amounts borrowed under the HSH Credit Facility, (iii) estimated amortization of $2.0 million and (iv) the accretion of our Convertible Notes from October 1, 2017 through November 24, 2017 of $1.9 million.
(2)	Does not include the impact of cash flows from operations from October 1, 2017 through November 24, 2017.

DILUTION

Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering. The net tangible book value is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities. The historical net tangible book value and the as adjusted(1) net tangible book value as of September 30, 2017 were $1.6 billion in total and $5.74 per share for the number of shares of the existing shareholders at that date.

The as further adjusted net tangible book value as of September 30, 2017 would have been $1.7 billion, or $5.47 per common share after the issuance and sale by us of 30,000,000 common shares at $3.00 per share in this offering, after deducting estimated expenses related to this offering. This represents an immediate decrease in net tangible book value of $0.28 per share to the existing shareholders and an immediate accretion in net tangible book value of $2.47 per share to new investors.

The following table illustrates the pro forma per share accretion and decrease in net tangible book value as of September 30, 2017:

Public offering price per common share	$3.00
As adjusted net tangible book value per share before this offering	$5.74
Decrease in as adjusted net tangible book value attributable to new investors in this offering	$(0.28)
As adjusted net tangible book value per share after giving effect to this offering	$5.47
Accretion per share to new investors	$2.47

The following table summarizes, as of September 30, 2017, on an as adjusted basis for this public offering, the difference between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and the average price per share paid by you as a new investor in this offering, based upon the public offering price of $3.00 per share.

	As Adjusted Shares Outstanding (1)		Total Consideration		Average Price per Share
	Number	Percent	Amount (in USD Thousands)	Percent
Existing shareholders	280,663,309	90.3%	$1,611,838	94.7%	$5.74
New investors (*)	30,000,000	9.7%	$90,000	5.3%	$3.00

Total	310,663,309	100.0%	$1,701,838	100.0%	$5.48

(*)	Before deducting estimated expenses of this offering of $0.5 million.
(1)	The “as adjusted” amounts give effect to the adjustments further described in the section entitled “Capitalization” on page S-14 of this prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the Commission on March 16, 2017, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information.”

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our amended and restated articles of incorporation, as amended, we have authorized 425,000,000 registered shares, consisting of 400,000,000 common shares, par value $0.01 per share, of which 281,095,745 shares were issued and outstanding as of November 24, 2017, and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding as of November 24, 2017.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Description of Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

Listing

Our common shares are listed on the NYSE under the symbol “STNG.”

BENEFICIAL OWNERSHIP OF OUR COMMON SHARES

The following table sets forth information regarding the beneficial ownership of our common shares, as of November 24, 2017, held by each person or entity that we know beneficially owns 5% or more of our common shares and each of our executive officers and directors.

Beneficial ownership is determined in accordance with the Commission’s rules. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Name	Number of Shares		Percentage Owned (5)
Wellington Management Group LLP *	19,248,982	(1)	6.8%
FMR LLC *	18,696,116	(2)	6.7%
Dimensional Fund Advisors LP *	14,273,545	(3)	5.1%
Emanuele A. Lauro	3,464,086	(4)	1.2%
All other executive officers and directors individually	**		**

(1)	This information is derived from a Schedule 13G/A filed with the Commission on February 9, 2017. The business address of Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
(2)	This information is derived from a Schedule 13G/A filed with the Commission on February 14, 2017. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	This information is derived from a Schedule 13G filed with the Commission on February 9, 2017. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(4)	Includes 2,093,769 shares of restricted stock from the 2013 Equity Incentive Plan.
(5)	Percentages based on 281,095,745 common shares outstanding as of November 24, 2017.
*	Includes certain funds managed thereby.
**	The executive officers and directors that are not listed in this table each individually own less than 1% of our outstanding common shares.

As of November 22, 2017, we had 281,095,745 outstanding shares and 61 shareholders of record, 14 of which were located in the United States and held an aggregate of 271,596,679 of our common shares, representing 96.6% of our outstanding common shares. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 264,941,541 of our common shares as of November 22, 2017. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

PRICE RANGE OF COMMON SHARES

Our common shares are listed on the NYSE under the symbol “STNG.” The table below sets forth, for the periods indicated, the per share high and low sales prices for our common shares as reported on the NYSE.

	Common Shares NYSE
	High	Low
	(in US$)
For the Year Ended
December 31, 2016	7.99	3.61
December 31, 2015	11.64	7.50
December 31, 2014	11.91	6.48
December 31, 2013	12.48	6.92
December 31, 2012	7.50	4.93

For the Quarter Ended
September 30, 2017	4.18	3.20
June 30, 2017	4.60	3.42
March 31, 2017	4.93	3.50
December 31, 2016	5.00	3.61
September 30, 2016	5.53	4.05
June 30, 2016	6.70	4.10
March 31, 2016	7.99	4.66
December 31, 2015	10.33	7.50
September 30, 2015	11.64	8.34
June 30, 2015	10.51	8.92
March 31, 2015	9.64	7.64

Most Recent Six Months
November 2017 (through and including November 27, 2017)	3.61	3.28
October 2017	3.73	3.41
September 2017	4.09	3.27
August 2017	4.18	3.20
July 2017	4.17	3.64
June 2017	4.20	3.42
May 2017	4.59	3.57

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us the following respective number of common shares at a public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriters	Number of Shares
Clarksons Platou Securities, Inc.	11,428,571
BTIG, LLC	4,285,714
Pareto Securities AS	4,285,714
Seaport Global Securities LLC	2,857,143
Fearnley Securities, Inc.	2,857,143
ABN AMRO Securities (USA) LLC	1,714,286
Skandinaviska Enskilda Banken AB (publ)	1,142,857
BNP Paribas Securities Corp.	714,286
ING Financial Markets LLC	714,286

Total	30,000,000

Clarksons Platou Securities AS, Pareto Securities AS and Skandinaviska Enskilda Banken AB (publ) are not US registered broker-dealers and, therefore, intend to participate in the offering outside of the United States and, to the extent that any offering by Clarksons Platou Securities AS, Pareto Securities AS or Skandinaviska Enskilda Banken AB (publ) is within the United States, Clarksons Platou Securities AS will offer to and place securities with investors through Clarksons Platou Securities, Inc., an affiliated US broker-dealer, Pareto Securities AS will offer to and place securities with investors through Pareto Securities Inc., an affiliated US broker-dealer and Skandinaviska Enskilda Banken AB (publ) will offer to and place securities with investors through SEB Securities Inc., an affiliated US broker-dealer. The activities of Clarksons Platou Securities AS, Pareto Securities AS and Skandinaviska Enskilda Banken AB (publ) in the United States will, in each case, be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.

The underwriting agreement provides that the obligations of the several underwriters to purchase the common shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the common shares offered by this prospectus supplement.

The underwriters propose to offer the common shares to the public at the public offering price set forth on the cover of this prospectus supplement. If all the common shares are not sold at the public offering price, the underwriters may change the offering price and may offer common shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 4,500,000 additional common shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common shares as the number of common shares to be purchased by it in the above table bears to the total number of common shares offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional common shares to the underwriters to the extent the option is exercised.

Our common shares are listed and traded on the NYSE under the symbol “STNG.”

The underwriting discounts and commissions per share are equal to the public offering price per common share less the amount paid by the underwriters to us per common share. The underwriting discounts and commissions are 4.2% of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option to purchase additional shares:

		Total Fees
	Fee per share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Discounts and commissions paid by us (1)	$0.126	$2,939,996	$3,506,996

(1)	The underwriters will not receive an underwriting discount on the sale of 6,666,700 common shares sold to Scorpio Services Holding Limited

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $450,000. We have also agreed to reimburse the underwriters for certain of their expenses, as set forth in the underwriting agreement, including legal fees incurred in the qualification of the offering with FINRA, in an amount of up to $30,000, which amount is deemed by FINRA to be underwriting compensation.

Other than as set forth below, we, each of our executive officers and directors have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any common shares or other securities convertible into or exchangeable or exercisable for common shares or derivatives of our common shares owned by these persons prior to this offering or common shares issuable upon exercise of options or warrants held by these persons for a period of 45 days after the date of this prospectus supplement, or the “Restricted Period,” without the prior written consent of Clarksons Platou Securities, Inc. This consent may be given at any time without public notice except in limited circumstances. The restrictions described above do not apply to:

•	the sale of common shares to the underwriters;

•	the issuance by us of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	transactions by any person other than us relating to common shares or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

•	transfers or distributions of common shares or any security convertible into common stock (i) as a bona fide gift or gifts or (ii) to limited partners or stockholders of the transferor or distributor; provided that each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of common shares, shall be required or shall be voluntary during the Restricted Period;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares, provided that such plan does not provide for the transfer of common stock during the Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made;

•	awards under our 2013 Equity Incentive Plan; or

•	sales or transfers during the Restricted Period with respect to an aggregate of no more than 3,000,000 shares of common stock, in the aggregate by all parties subject to similar restrictions.

There are no agreements between Clarksons Platou Securities, Inc. and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the lock-up periods described above.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on an Internet web site maintained by the lead underwriter of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates, in the ordinary course of business, for which they have received and would receive customary compensation. Affiliates of the underwriters are lenders and/or agents under one or more of our credit facilities and, as a result, may receive a portion of the net proceeds of this offering.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any common shares which are the subject of this offering contemplated by this prospectus may not be made in that Relevant Member State other than the offers contemplated in the prospectus once the prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in the Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall result in a requirement for the publication by the Issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing date of this offering, will not offer or sell any common shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the shares of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

Notice to Investors in Canada

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the shares and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the Company and the underwriters provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriters as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus and registration requirements, a statutory exemption from the prospectus and registration requirements, in a transaction exempt from the prospectus and registration requirements or otherwise under a discretionary exemption from the prospectus and registration requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the shares outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the shares will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained within this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the shares or with respect to the eligibility of the shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action

Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission Registration Fee	$12,886
NYSE Supplemental Listing Fee	$100,000
Printing and Engraving Expenses	$50,000
Legal Fees and Expenses	$150,000
Accountants’ Fees and Expenses	$75,000
Miscellaneous Costs	$62,114

Total	$450,000

LEGAL MATTERS

The validity of the common shares offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The underwriters have been represented in connection with this offering by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Navig8 Product Tankers Inc included in Exhibit 99.3 of our Current Report on Form 6-K dated May 23, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, independent accountants, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

The international oil tanker shipping industry information, also incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2016, attributed to Drewry Shipping Consultants Ltd., or Drewry, has been reviewed by Drewry, which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement on Form F-3 (Registration No. 333-210284) relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiotankers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated By Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 23, 2017 (containing information relating to the Merger), June 5, 2017 (announcing the results of our 2017 Annual Meeting of Shareholders), July 19, 2017 (announcing changes to our board of directors), September 29, 2017 (announcing the resignation of our general counsel), and October 20, 2017 (announcing the reloading of our 2013 Equity Incentive Plan); and

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 28, 2017, containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited interim consolidated financial statements and related notes for the nine months ended September 30, 2017.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus supplement by writing or telephoning us at the following addresses:

MONACO	NEW YORK
9, Boulevard Charles III, MC 98000 Monaco Tel: (011) 377-9798-5716	150 East 58th Street, New York, NY 10155 Tel: (212) 542-1616

INFORMATION PROVIDED BY THE COMPANY

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Prospectus

SCORPIO TANKERS INC.

Common Shares, Preferred Shares, Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we or any selling shareholder may periodically offer common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

This prospectus describes some of the general terms that may apply to these securities. The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be set forth in an amendment to the registration statement of which this prospectus forms a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

The securities issued under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “STNG,” our 7.50% Unsecured Senior Notes due 2017 are listed on the NYSE under the symbol “SBNB” and our 6.75% Unsecured Senior Notes due 2020 are listed on the NYSE under the symbol “SBNA.”

Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the section entitled “Risk Factors” of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2016.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell, from time to time, our common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units described in this prospectus, in one or more offerings. No limit exists on the aggregate amount of the securities we or any selling shareholder may sell pursuant to the registration statement of which this prospectus forms a part. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find Additional Information.”

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, when used in this prospectus, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and its subsidiaries. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, United States dollars. We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We have a fiscal year end of December 31.

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PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the information incorporated by reference herein, including the section entitled “Risk Factors.”

Our Company

Scorpio Tankers Inc. was incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporations Act on July 1, 2009. We provide seaborne transportation of refined petroleum products worldwide. We began our operations in October 2009 with three vessel owning and operating subsidiary companies. In April 2010, we completed our initial public offering of common stock and commenced trading on the NYSE under the symbol “STNG.” We have since expanded our fleet and as of the date of this prospectus, our fleet consists of 78 wholly owned product tankers (consisting of 18 LR2 tankers, 14 Handymax tankers and 46 MR tankers) with an average age of approximately 1.5 years, and 11 time or bareboat chartered-in product tankers that we operate (consisting of three Handymax tankers, four MR tankers, one LR1 tanker and three LR2 tankers), which we refer to collectively as our Operating Fleet. In addition, we currently have contracts for the construction of 12 newbuilding product tankers (consisting of eight MR tankers and four LR2 tankers), which we refer to as our Newbuilding Program. Of the vessels in our Newbuilding Program, the four LR2 tankers are expected to be delivered to us in throughout 2016 (one per quarter) and the eight MR tankers are expected to be delivered to us throughout 2017. We have also reached an agreement to sell four of our 2014-built MRs to an unrelated third party. These sales are expected to close in the first and second quarters of 2016.

Corporate Structure

We were incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act on July 1, 2009. We currently maintain our principal executive offices at 9, Boulevard Charles III, Monaco 98000 and our telephone number at that location is +377-9798-5716. We also maintain an office in the United States at 150 East 58th Street, New York, New York 10155 and the telephone number at that address is 212-542-1616. We own each of the vessels in our owned fleet, and expect to own each additional vessel that we acquire into our owned fleet in the future, through separate wholly-owned subsidiaries incorporated in the Republic of the Marshall Islands. The vessels in our time chartered-in fleet are chartered-in to our wholly-owned subsidiary, STI Chartering and Trading Ltd.

RECENT AND OTHER DEVELOPMENTS

Agreement to Sell Five MR Product Tankers

In February 2016, we reached an agreement with an unrelated third party to sell five 2014-built MR product tankers (STI Powai, STI Lexington, STI Chelsea, STI Olivia and STI Mythos) for approximately $33.3 million each. The sale of STI Lexington closed in March 2016 and the sales of the remaining four vessels are expected to close by June 2016. As a result of the closing of the sale of STI Lexington, we repaid $18.4 million on our K-Sure Credit Facility and expect to write-off $0.7 million of deferred financing fees during the first quarter of 2016. We expect to record an aggregate write-down on the sales of all five vessels of approximately $3.2 million during the first quarter of 2016 in connection with these transactions.

Time Chartered-In Vessels

In March 2016, we entered into time charter-in agreements with an unrelated third party on three ice class 1A Handymax product tankers. Each agreement is for three years at $15,600 per day and we have two consecutive one year options to extend the agreements at $16,500 per day and $17,500 per day, respectively. These time charters are expected to commence before the end of March 2016. In addition, we have the option to time charter-in up to four additional ice class 1A Handymax product tankers under the same terms.

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In February 2016, we exercised an option to extend the charter on an LR1 product tanker that we currently time charter-in. The term of the original charter was for one year at $16,250 per day. The extended term is for an additional year at a rate of $17,250 per day, commencing in March 2016.

Dividend Declaration

On February 25, 2016, our Board of Directors declared a quarterly cash dividend of $0.125 per share, payable on March 30, 2016 to all shareholders of record as of March 10, 2016.

Credit Facilities

In March 2016, we drew down $26.0 million from our ING Credit Facility to partially finance the delivery of STI Grace, which is scheduled to occur on March 18, 2016.

In March 2016, we amended and restated our $87.0 million credit facility with ING Bank N.V. to increase the borrowing capacity to $132.5 million. The remaining terms and conditions of the facility remained unchanged and the proceeds from the increased borrowing capacity are expected to be used to partially finance the purchase of STI Lombard (currently bareboat chartered-in) and to refinance the existing indebtedness on an MR product tanker (2015-built).

We refinanced the outstanding indebtedness related to STI Battery by repaying $18.2 million on our 2013 Credit Facility in January 2016 and drawing down $17.25 million from our BNP Paribas Credit Facility in February 2016.

Convertible Senior Notes due 2019

Effective as of March 10, 2016, we adjusted the conversion rate of our Convertible Senior Notes due 2019, or the Notes, to reflect the payment of a cash dividend of $0.125 on our common shares. The new conversion rate for the Notes is 90.5311 common shares per $1,000 principal amount of the Notes, representing an increase of the prior conversion rate of 1.8521 common shares for each $1,000 principal amount of the Notes.

$250 Million Securities Repurchase Program

In May 2015, our Board of Directors authorized a new Securities Repurchase Program to purchase up to an aggregate of $250 million of our common stock and bonds, which currently consist of our (i) Convertible Senior Notes Due 2019, which were issued in June 2014, (ii) Unsecured Senior Notes Due 2020 (NYSE: SBNA), which were issued in May 2014, and (iii) Unsecured Senior Notes Due 2017 (NYSE: SBNB), which were issued in October 2014. This program replaces our stock buyback program that was previously announced in July 2014 and was terminated in conjunction with this new repurchase program.

Since January 1, 2016 through March 17, 2016, we have acquired an aggregate of 2,299,606 of our common shares that are being held as treasury shares at an average price of $5.96 per share.

We have $164.5 million remaining under our Securities Repurchase Program as of March 17, 2016. We expect to repurchase any securities in the open market, at times and prices that are considered to be appropriate by us, but are not obligated under the terms of the program to repurchase any securities.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and in any prospectus supplement, including the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “will,” “would,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus and in the documents incorporated by reference herein, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:

∎	the strength of world economies and currencies;

∎	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

∎	the cost of our newbuilding program and the delivery and performance of our newbuilding vessels;

∎	availability of financing and refinancing;

∎	potential liability from pending or future litigation;

∎	general domestic and international political conditions;

∎	potential disruption of shipping routes due to accidents or political events;

∎	vessels breakdowns and instances of off-hires;

∎	competition within our industry;

∎	termination of our customer contracts;

∎	the supply of and demand for vessels comparable to ours;

∎	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;

∎	delays and cost overruns in construction projects;

∎	our level of indebtedness;

∎	our ability to obtain financing and comply with the restrictive and other covenants in our financing arrangements;

∎	our need for cash to meet our debt service obligations;

∎	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

∎	availability of skilled workers and the related labor costs;

∎	compliance with governmental, tax, environmental and safety regulation;

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∎	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

∎	general economic conditions and conditions in the oil and natural gas industry;

∎	effects of new products and new technology in our industry;

∎	the failure of counterparties to fully perform their contracts with us;

∎	our dependence on key personnel;

∎	adequacy of our insurance coverage;

∎	our ability to obtain indemnities from customers;

∎	changes in laws, treaties or regulations applicable to us;

∎	the volatility of the price of our common shares; and

∎	other important factors described from time to time in the reports we file and furnish with the Commission.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus entitled “Risk Factors.”

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the periods presented.

	YEARS ENDED DECEMBER 31,
	2015	2014	2013	2012		2011
Ratio of earnings to fixed charges(1)	3.20x	1.80x	1.90x	—	(2)	—	(2)

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges:

∎	“earnings” consist of net income before income or loss from associate as prepared under IFRS, plus fixed charges and the amortization of capitalized interest, net of capitalized interest; and

∎	“fixed charges” represent interest expensed and capitalized, amortization of deferred financing fees (whether expensed or capitalized) and the Company’s estimate of the interest component of rent.

The ratios of earnings to fixed charges are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to any of our credit facilities or unsecured borrowings and we believe they are not ratios generally used by investors to evaluate our overall operating performance.

(2)	Our earnings were insufficient to cover fixed charges and accordingly, the ratio was less than 1:1. We would have needed to generate additional earnings of $29.7 million and $83.3 million to achieve coverage of 1:1 in the years ended December 31, 2012 and 2011, respectively.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales of our securities by selling shareholders.

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CAPITALIZATION

Each prospectus supplement will include information about our capitalization.

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PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:

∎	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

∎	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

∎	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

∎

trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

∎	enter into transactions involving short sales of our common shares by broker-dealers;

∎	sell common shares short and deliver the shares to close out short positions;

∎

enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

∎	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, any selling shareholder or borrowed from us or any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

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At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

Authorized Capital Stock

Under our amended and restated articles of incorporation our authorized capital stock consists of 400,000,000 common shares, par value $0.01 per share, of which 173,035,794 shares are currently issued and outstanding (which excludes 49,323,438 shares held as treasury shares), and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Description of Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and the voting rights, if any, of the holders of the series.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

Listing

Our common shares are listed on the NYSE under the symbol “STNG.”

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DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

∎	the designation, aggregate principal amount and authorized denominations;

∎	the issue price, expressed as a percentage of the aggregate principal amount;

∎	the maturity date;

∎	the interest rate per annum, if any;

∎

if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

∎	any optional or mandatory sinking fund provisions or exchangeability provisions;

∎	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

∎	whether the debt securities will be our senior or subordinated securities;

∎	whether the debt securities will be our secured or unsecured obligations;

∎	the applicability and terms of any guarantees;

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∎

the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

∎	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

∎	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

∎	any events of default not set forth in this prospectus;

∎	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

∎

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

∎	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

∎

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

∎

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

∎	any restrictive covenants or other material terms relating to the debt securities;

∎	whether the debt securities will be issued in the form of global securities or certificates in registered form;

∎	any listing on any securities exchange or quotation system;

∎	additional provisions, if any, related to defeasance and discharge of the debt securities; and

∎	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

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Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

∎	our ability to incur either secured or unsecured debt, or both;

∎	our ability to make certain payments, dividends, redemptions or repurchases;

∎	our ability to create dividend and other payment restrictions affecting our subsidiaries;

∎	our ability to make investments;

∎	mergers and consolidations by us or our subsidiaries;

∎	sales of assets by us;

∎	our ability to enter into transactions with affiliates;

∎	our ability to incur liens; and

∎	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

∎	default in any payment of interest when due which continues for 30 days;

∎	default in any payment of principal or premium at maturity;

∎	default in the deposit of any sinking fund payment when due;

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∎	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

∎

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

∎	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

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Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

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DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

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DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the security otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

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DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

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DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units.

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TAX CONSIDERATIONS

United States Federal Income Tax Considerations

Our Annual Report on Form 20-F filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

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SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Monaco, although we also have an office in New York. Some of our directors, officers and the experts named in this Registration Statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

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EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

$(1)

Commission Registration Fee	$		*

Printing and Engraving Expenses	$		*

Legal Fees and Expenses	$		*

Accountants’ Fees and Expenses	$		*

NYSE Supplemental Listing Fee	$		*

FINRA Fee		$225,500

Blue Sky Fees and Expenses	$		*

Transfer Agent’s Fees and Expenses	$		*

Miscellaneous Costs	$		*

Total	$		*

(1)	The Registrant is registering an indeterminate amount of securities under the registration statement in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee in connection with such securities until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

*	To be provided by a prospectus supplement or as an exhibit to report on Form 6-K that is incorporated by reference into this Registration Statement.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

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EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The sections included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 which have been attributed to Drewry Shipping Consultants Ltd., including the section entitled “The International Oil Tanker Shipping Industry,” have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Further information about our company is available on our website at http://www.scorpiotankers.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

∎

Our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 18, 2016, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

∎

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on March 26, 2010, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

MONACO	NEW YORK
9, Boulevard Charles III	150 East 58th Street
Monaco 98000	New York, New York 10155, USA
Tel: +377-9798-5716	Tel: +1 212 542 1616

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Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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30,000,000 Common Shares

Scorpio Tankers Inc.

PROSPECTUS SUPPLEMENT

Lead Underwriter & Bookrunner

Clarksons Platou Securities

Joint Lead Managers & Bookrunners

BTIG

Pareto Securities

Co-Managers

Seaport Global Securities

Fearnley Securities

ABN AMRO

SEB

BNP PARIBAS

ING

November 29, 2017